AGREEMENT

This Agreement, dated as of June 29, 2011 (the “Agreement”), is by and between Delta Seaboard International, Inc., a Nevada corporation (“Delta”), with offices at 601 Cien Street, Suite 235, Kemah, TX 77565-3077, and Vision Opportunity Master Fund, Ltd. (“VOMF”), with an address at c/o Ogier Fiduciary Services (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9007, Cayman Islands.

WHEREAS, at the date of this Agreement, VOMF is the record and beneficial owner of 3,769,626 shares of Delta’s Convertible Preferred Stock, par value $0.0001 per share (the “Preferred Shares”), and 407,040 shares of Delta’s Common Stock, par value $0.0001 per share (the “Common Shares”); and

WHEREAS, VOMF has agreed to convert the Preferred Shares into Common Shares and receive the payments set forth in Section 2, “Consideration” below, and Delta has agreed to pay the amount set forth in Section 2 below.

NOW THEREFORE, the parties hereto agree as follows:

Section 1. Agreement to Convert. VOMF agrees to convert the 3,769,626 Preferred Shares into 3,769,626 Common Shares (the “Conversion”) and receive the payment from Delta in the amount set forth in Section 2 below, pursuant to wire instructions provided by VOMF.

Section 2. Consideration.

(a) Upon the execution of this Agreement, Delta agrees to pay the sum of $50,000 to be applied to the total consideration of $250,000 payable to VOMF simultaneously with the conversion by VOMF of the 3,769,626 Preferred Shares. Delta further agrees that it shall pay the remainder of $200,000 in 10 equal monthly installments of $20,000 (the “Scheduled Payment Consideration”), on or before the last business day of each month beginning on July 29, 2011. Upon receipt of the full Scheduled Payment Consideration of $250,000, (i) VOMF will promptly deliver the stock certificates evidencing the Preferred Shares, together with an executed Conversion Notice (the “VOMF Deliveries”), to Delta, and (ii) Delta shall promptly cause its transfer agent to credit 3,769,626 Common Shares to VOMF (the “Delta Deliveries”), via book-entry transfer to an account of a DTC participant in accordance with VOMF’s instructions.

(b) Notwithstanding the foregoing, in the event that Delta elects, at any time before the end of business (New York time) on Friday, September 30, 2011, to prepay VOMF the sum of $225,000, which shall include the payment of $50,000 upon execution of this Agreement as provided in Section 2(a) above, VOMF agrees that the sum of $225,000 shall constitute full consideration (the “Prepayment Consideration”), and that, upon receipt of the total Prepayment Consideration, VOMF shall promptly complete the VOMF Deliveries and Delta shall promptly complete the Delta Deliveries.

(c) VOMF agrees that whether Delta shall pay in full the Scheduled Payment Consideration as provided in Section 2(a) above or the Prepayment Consideration as provided in Section 2(b) above, VOMF shall waive all accrued dividends that may be due and payable with respect to the Preferred Shares.

Section 3. Delta Representation. Delta represents and warrants that the Common Shares referred to in Section 1 to be delivered to VOMF upon Conversion have been duly authorized, are validly issued, fully paid and non-assessable, are free and clear of any adverse claim, and are freely transferable without restrictions.

Section 4. Miscellaneous.

(a) This Agreement represents the entire agreement of the parties regarding the subject matter hereof.

(b) This Agreement may not be modified or amended without mutual agreement in writing by the parties.

(c) This Agreement shall be governed by New York law and may be executed in counterparts.

DELTA SEABOARD INTERNATIONAL, INC. VISION OPPORTUNITY MASTER FUND, LTD.

By: /s/ Robert W. Derrick, Jr. By: /s/ Adam Benowitz

Robert W. Derrick, Jr., President Adam Benowitz, Director